Filed Pursuant to Rule 433

Registration No. 333-187080

Thermo Fisher Scientific Inc.

Term Sheet

November 6, 2014

3.300% Senior Notes due 2022

Issuer:	Thermo Fisher Scientific Inc.

Principal Amount:	$800,000,000

Maturity Date:	February 15, 2022

Coupon (Interest Rate):	3.300%

Yield to Maturity:	3.302%

Benchmark Treasury:	2.000% due October 31, 2021

Spread to Benchmark Treasury:	T +122 bps

Benchmark Treasury Price and Yield:	99-15 / 2.082%

Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2015

Redemption Provision:	We may redeem, at our option, the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Issue Price:	99.991%

Settlement Date:	November 14, 2014 (T+5)

Current Ratings*:	Moody’s: Baa3 (stable) S&P: BBB (stable) Fitch: BBB (negative)

CUSIP:	883556 BH4

ISIN:	US883556BH49

Joint Book-Running Managers:	Merrill Lynch, Pierce Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce Fenner & Smith Incorporated at 1-800-294-1322; or by calling Mitsubishi UFJ Securities (USA), Inc. at 1-877-649-6848; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, by telephone at 1-800-831-9146 or by email at batprospectusdept@citi.com; or Credit Suisse Securities (USA) LLC, by telephone at 1-800-221-1037 or by email at newyork.prospectus@credit-suisse.com.